Exhibit 3.8

Mail to: Secretary of State
Corporations Section
1560 Broadway, Suite 200
Denver, CO 80202
(303) 894-2251
Fax (303) 894-2242

For office use only 007

MUST BE TYPED
FILING FEE: $25.00
MUST SUBMIT TWO COPIES

Please include a typed
self-addressed envelope

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is [illegible]

SECOND: The following amendment to the Articles of Incorporation was adopted on ________, ________ 19___, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

_____ No shares have been issued or Directors Elected - Action by Incorporators

_____ No shares have been issued but Directors Elected - Action by Directors

_____ Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required.

___X__ Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

THIRD: If changing corporate name, the new name of the corporation is [illegible]

FOURTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

If these amendments are to have a delayed effective date, please list that date: [illegible]
(Not to exceed ninety (90) days from the date of filing)

Signature ____________________

Title ____________________

Revised 7/95